Exhibit 99.1

For Immediate Release

Media
Stacey Eisen
(224) 212-2276

Tareta Adams
(224) 212-2535

Financial Community
Lynn McHugh
(224) 212-2363

HOSPIRA REPORTS THIRD-QUARTER 2005 RESULTS

— Increases Earnings Projections for 2005 Full Year —

•                  Net quarterly sales of $656.6 million, up 0.1 percent from last year

•                  Adjusted* net income increased 14.0 percent to $78.0 million; adjusted* diluted earnings per share of $0.48 versus $0.44 last year

•                  GAAP net income declined 2.4 percent to $59.9 million; diluted earnings per share of $0.37 versus $0.39 last year

LAKE FOREST, Ill., Nov. 10, 2005 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today reported results for the third quarter ended Sept. 30, 2005.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

Net sales were $656.6 million, 0.1 percent above the third quarter of 2004. Adjusted* net income increased 14.0 percent to $78.0 million, compared to $68.5 million in the third quarter of 2004. Adjusted* diluted earnings per share were $0.48 versus $0.44 in the prior year’s third quarter.

GAAP (U.S. Generally Accepted Accounting Principles) net income was $59.9 million, compared to $61.3 million in the same quarter of 2004. GAAP diluted earnings per share were $0.37 versus $0.39 in the prior year’s third quarter.

Certain results in this press release are discussed on both a GAAP and a non-GAAP (adjusted) basis. A description of the adjusted financial information is provided in the section “Use of Non-GAAP Financial Measures” contained in this press release. A reconciliation of the adjusted financial information to the most comparable GAAP measure is contained in the schedules attached to the press release.

“We had an extremely positive third quarter as we continued our strong performance in the marketplace and made progress on our transition activities,” said Christopher B. Begley, chief executive officer, Hospira. “Robust growth in our higher-margin products within Specialty Injectable Pharmaceuticals and Medication Delivery Systems was an important driver of our results.”

Significant Events in the Third Quarter

•                  Launched the generic injectable drug ceftriaxone in the United States on the day of patent expiration, capturing an estimated initial hospital market share of 35 percent.

•                  Added five new compounds to the generic injectable drug pipeline, scheduled for launch in 2008 and beyond.

•                  Launched the international regional headquarters for Latin America in Mexico City. Transferred the operations and net assets in 18 countries from Abbott Laboratories to Hospira. Through Sept. 30, 2005, Hospira has launched three of its four regional headquarters, and transferred operations in 20 countries.

•                  Announced the planned closure of a medical device manufacturing plant in Donegal, Ireland. Products manufactured at the Donegal plant are expected to move to Hospira’s facilities in Costa Rica and the Dominican Republic.

•                  Completed the acquisition of Physiometrix, Inc., a medical device manufacturer. The acquisition will broaden Hospira’s portfolio of products for the hospital operating room and intensive care unit, providing brain-function monitoring devices used during surgical and diagnostic procedures.

Financial and Operating Review

Consolidated net sales in the quarter increased 0.1 percent to $656.6 million, compared to $656.1 million in the third quarter of 2004. A schedule detailing sales by product line for the third quarter and the first nine months of 2005 and 2004 is attached to this press release.

In the third quarter of 2005, compared to the same quarter of 2004, the components of consolidated net sales growth were as follows:

•                  Volume and mix (excluding Berlex and the impact of sales-type lease accounting for certain pumps) — 4.5 percentage points,

•                  Favorable pricing — 1.9 percentage points,

•                  Impact of sales-type lease accounting for certain pumps — 1.1 percentage points, and

•                  Foreign currency translation — 0.5 percentage points.

Offsetting these components of growth was the negative effect of 7.9 percentage points related to the termination of the agreement to distribute Berlex imaging agents.

Gross profit in the quarter was $227.6 million, an increase of 17.4 percent from $193.8 million in the same period last year. Gross margin in the quarter was 34.7 percent, compared to 29.5 percent in the prior year’s third quarter. Adjusted* gross profit grew 19.2 percent to $232.6 million, compared to $195.1 million in the same quarter of 2004. The adjusted* gross margin for the 2005 third quarter improved to 35.4 percent, from 29.7 percent last year. The adjusted* gross margin improvement was primarily attributable to:

•                  Improved volume and mix — 3.9 percentage points, of which 2.0 percentage points represented the impact of the termination of the Berlex agreement, and

•                  Favorable pricing on sales — 1.2 percentage points.

Research and development (R&D) expense rose 26.9 percent in the quarter to $35.5 million, or 5.4 percent of sales, compared to $28.0 million, or 4.3 percent of sales, in the third quarter of 2004. The company continues to increase its investment in R&D as part of its stated strategy to build its product pipeline to drive longer-term sales growth.

Selling, general and administrative (S,G&A) expense in the quarter was $91.5 million, compared to $71.9 million in the 2004 third quarter. As a percentage of sales, S,G&A was 13.9 percent in the quarter, compared to 11.0 percent in 2004. Adjusted* S,G&A expense in the quarter was $84.3 million, or 12.8 percent of sales, compared to $63.6 million in the third quarter of 2004, or 9.7 percent of sales. As expected, the increase in the adjusted* S,G&A primarily was driven by higher ongoing, incremental costs associated with being an independent, public company.

Income from operations in the quarter was $100.6 million, compared to $93.9 million in the third quarter of 2004. The operating margin for the quarter was 15.3 percent, compared to 14.3 percent for the same period in 2004. Adjusted* income from operations in the quarter was $113.0 million, an increase of 8.9 percent from $103.7 million in the third quarter of 2004. The adjusted* operating margin for the quarter was 17.2 percent, compared to 15.8 percent in 2004. The increase was attributable to the improvement in gross margin, partially offset by higher R&D and S,G&A spending.

Interest expense in the quarter was $6.9 million, compared to $8.3 million in the same period of 2004. The decline was due to an interest rate swap entered into in 2005 and higher capitalized interest in the current quarter.

Other income was $3.4 million in the quarter, compared to other income of $2.5 million for 2004. The majority of the change is due to higher interest income in 2005.

Net income in the quarter was $59.9 million, compared to $61.3 million in the third quarter of 2004. Adjusted* net income for the quarter increased 14.0 percent to $78.0 million, from $68.5 million in 2004.  The tax rate for the quarter, excluding the tax charge of $9.5 million related to the repatriation of foreign earnings under the Jobs Creation Act of 2004, was 28.7 percent, compared to 30.1 percent in 2004. The company is now projecting the full-year tax rate to be 25.5 percent. This is an increase from the previously projected rate of 24.0 percent, as a greater proportion of income is now anticipated to be sourced from the United States rather than from lower-tax-rate non-U.S. jurisdictions. As a result, the 2005 third-quarter tax rate reflects the adjustment necessary to provide for income taxes at a 25.5 percent rate through the first nine months of 2005, excluding the impact of the repatriation.

Nine-Month Results

Results for the nine months of 2005 reflect the company’s status as an independent public company. The nine months of 2004 reflect results for the business operated as a part of Abbott for the months of January through April, and as a stand-alone business for the subsequent five months.

For the nine months ended Sept. 30, 2005, consolidated net sales increased 1.8 percent to $1.98 billion, compared to $1.94 billion in the same period of 2004. Net sales were favorably affected by foreign currency translation of $11.0 million. Excluding the benefit from foreign currency translation, net sales increased 1.3 percent.

Net income was $209.1 million, compared to $252.1 million in the first nine months of 2004. Diluted earnings per share were $1.30, compared to $1.61 last year. Adjusted* net income was $255.2 million, compared to $222.7 million last year. Adjusted* diluted earnings per share in the first nine months of 2005 were $1.59, compared to $1.42 in the prior year.

Cash Flow Items

Cash flow from operations for the first nine months of 2005 was $471.3 million, compared to $285.9 million in last year’s same period.

Depreciation and amortization expense was $118.0 million for the first nine months, compared to $103.1 million for the same period in 2004. The increase is due to higher levels of capital spending and increased depreciation related to the change in the fourth quarter of 2004 in the estimated useful life for certain drug delivery pumps placed with customers.

Capital expenditures were $189.5 million for the first nine months of 2005, compared to $168.7 million for 2004. The increase is driven by spending related to building the company’s independent infrastructure, capacity expansion and ongoing projects.

Updated 2005 Projections

Hospira’s projection for annual net sales for the 2005 year remains approximately $2.6 billion. The company increased its diluted earnings per share projection to a range of $1.53 to $1.58, including the items listed below.

Adjusted* diluted earnings per share for 2005, which exclude the items listed below, are projected to be in the range of $1.90 to $1.95.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted*	$1.90 - $1.95

Estimated non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.19 to $0.21 per diluted share range for 2005)	$(0.20)

Charges for ICU Medical transaction ($15.8 million on a pre-tax basis)	$(0.07)

Estimated charges related to planned closing of the Donegal, Ireland, plant ($8.5 million on a pre-tax basis)	$(0.04)

Tax impact of repatriation of foreign earnings under the Jobs Creation Act of 2004 ($9.5 million)	$(0.06)

Diluted earnings per share — GAAP basis	$1.53 - $1.58

The earnings per share projections on both a GAAP and adjusted* basis do not include the effect of any expensing of stock options. The company expects to implement the accounting standard related to stock option expensing on Jan. 1, 2006.

In addition, the company now projects that cash flow from operations will be in the $550 million to $600 million range in 2005. Depreciation and amortization for 2005 is projected to be in the $155 million to $165 million range. Capital expenditures for 2005 are projected to be in the $250 million to $275 million range.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that is considered to be non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses in 2005 and 2004 related to becoming an independent, stand-alone company; charges related to the ICU Medical transaction, charges related to the planned closing of the Donegal, Ireland, facility, and the tax impact of the repatriation of foreign earnings in 2005, and a one-time curtailment gain in 2004.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the third quarter of 2005, Hospira incurred non-recurring pre-tax transition expenses of $10.1 million ($7.5 million, or $0.04 per share, after tax) related to establishing an independent infrastructure. The company has previously stated that these non-recurring transition expenses are expected to total approximately $100 million over the 24-month period ending April 30, 2006. Of these costs, a total of $63.4 million has been incurred through Sept. 30, 2005. Also included in the third quarter 2005 GAAP diluted earnings per share are $0.01 per share for charges related to the previously announced planned closing of the Donegal, Ireland, manufacturing plant, and $0.06 per share related to the company’s decision to repatriate undistributed foreign earnings of $175.0 million under the Jobs Creation Act of 2004.

Included in the third quarter 2004 GAAP diluted earnings per share are non-recurring transition expenses of $0.05 per share related to building the company’s independent infrastructure.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time, Thursday, Nov. 10, 2005. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004	% Change	2005	2004	% Change
Net sales	$613,898	$618,184	(0.7)	$1,849,103	$1,810,749	2.1
Net sales to Abbott Laboratories	42,672	37,926	12.5	131,443	133,971	(1.9)
Total Net Sales	656,570	656,110	0.1	1,980,546	1,944,720	1.8

Cost of products sold	429,008	462,283	(7.2)	1,316,790	1,371,927	(4.0)
Gross Profit	227,562	193,827	17.4	663,756	572,793	15.9

Research and development	35,525	28,001	26.9	96,767	80,534	20.2
Selling, general and administrative	91,483	71,899	27.2	260,767	196,340	32.8
Curtailment of post-retirement medical and dental benefits	—	—	nm	—	(64,636)	nm
Income From Operations	100,554	93,927	7.1	306,222	360,555	(15.1)

Interest expense	6,916	8,268	(16.4)	20,942	10,952	91.2
Other (income), net	(3,409)	(2,538)	nm	(8,090)	(1,144)	nm
Income Before Income Taxes	97,047	88,197	10.0	293,370	350,747	(16.4)

Income tax expense	37,192	26,882	38.4	84,309	98,671	(14.6)
Net Income	$59,855	$61,315	(2.4)	$209,061	$252,076	(17.1)

Earnings Per Common Share:
Basic	$0.38	$0.39	(2.6)	$1.32	$1.61	(18.0)
Diluted	$0.37	$0.39	(5.1)	$1.30	$1.61	(19.3)

Weighted Average Common Shares Outstanding:
Basic	160,103	156,059	2.6	158,643	156,054	1.7
Diluted	162,842	156,672	3.9	160,797	156,623	2.7

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,
	2005				2004				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$613,898			$613,898	$618,184			$618,184	(0.7)	(0.7)
Net sales to Abbott Laboratories	42,672			42,672	37,926			37,926	12.5	12.5
Total Net Sales	656,570	—		656,570	656,110	—		656,110	0.1	0.1

Cost of products sold	429,008	(5,070	)(A)	423,938	462,283	(1,317	)(B)	460,966	(7.2)	(8.0)
Gross Profit	227,562	5,070		232,632	193,827	1,317		195,144	17.4	19.2

Research and development	35,525	(155	)(B)	35,370	28,001	(162	)(B)	27,839	26.9	27.1
Selling, general and administrative	91,483	(7,178	)(B)	84,305	71,899	(8,309	)(B)	63,590	27.2	32.6
Income From Operations	100,554	12,403		112,957	93,927	9,788		103,715	7.1	8.9

Interest expense	6,916	—		6,916	8,268			8,268	(16.4)	(16.4)
Other (income), net	(3,409)	—		(3,409)	(2,538)	—		(2,538)	nm	nm
Income Before Income Taxes	97,047	12,403		109,450	88,197	9,788		97,985	10.0	11.7

Income tax expense	37,192	(5,787	)(C)	31,405	26,882	2,646	(D)	29,528	38.4	6.4
Net Income	$59,855	$18,190		$78,045	$61,315	$7,142		$68,457	(2.4)	14.0

Earnings Per Common Share:
Basic	$0.38	$0.11		$0.49	$0.39	$0.05		$0.44	(2.6)	11.4
Diluted	$0.37	$0.11		$0.48	$0.39	$0.05		$0.44	(5.1)	9.1

Weighted Average Common Shares Outstanding:
Basic	160,103	160,103		160,103	156,059	156,059		156,059	2.6	2.6
Diluted	162,842	162,842		162,842	156,672	156,672		156,672	3.9	3.9

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	34.7%			35.4%	29.5%			29.7%

R&D	5.4%			5.4%	4.3%			4.2%

SG&A	13.9%			12.8%	11.0%			9.7%

Income From Operations	15.3%			17.2%	14.3%			15.8%

Income Before Income Taxes	14.8%			16.7%	13.4%			14.9%

Net Income	9.1%			11.9%	9.3%			10.4%

Income tax rate	38.3%			28.7%	30.5%			30.1%

(A) – Includes non-recurring charges of $2,278 related to the closure of the Donegal manufacturing plant, and non-recurring transition costs of $2,792.

(B) – Non-recurring transition costs.

(C) – Includes $9,500 tax impact of earnings repatriation related to The American Jobs Creations Act, and the impact of increasing the overall effective tax rate from 24% to 25.5%.

(D) – Includes the impact of increasing the overall effective tax rate from 24% to 26%.

Hospira, Inc.

Reconciliation of Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Nine Months Ended September 30,
	2005				2004				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$1,849,103			$1,849,103	$1,810,749			$1,810,749	2.1	2.1
Net sales to Abbott Laboratories	131,443			131,443	133,971			133,971	(1.9)	(1.9)
Total Net Sales	1,980,546	—		1,980,546	1,944,720	—		1,944,720	1.8	1.8

Cost of products sold	1,316,790	(23,441	)(A)	1,293,349	1,371,927	(2,308	)(B)	1,369,619	(4.0)	(5.6)
Gross Profit	663,756	23,441		687,197	572,793	2,308		575,101	15.9	19.5

Research and development	96,767	(375	)(B)	96,392	80,534	(192	)(B)	80,342	20.2	20.0
Selling, general and administrative	260,767	(25,315	)(B)	235,452	196,340	(12,158	)(B)	184,182	32.8	27.8
Curtailment of post-retirement medical and dental benefits	—	—		—	(64,636)	64,636	(C)	—	nm	nm
Income From Operations	306,222	49,131		355,353	360,555	(49,978)		310,577	(15.1)	14.4

Interest expense	20,942			20,942	10,952			10,952	91.2	91.2
Other (income), net	(8,090)	—		(8,090)	(1,144)	(189)		(1,333)	nm	nm
Income Before Income Taxes	293,370	49,131		342,501	350,747	(49,789)		300,958	(16.4)	13.8

Income tax expense	84,309	3,028	(D)	87,337	98,671	(20,379	)(C)	78,292	(14.6)	11.6
Net Income	$209,061	$46,103		$255,164	$252,076	$(29,410)		$222,666	(17.1)	14.6

Earnings Per Common Share:
Basic	$1.32	$0.29		$1.61	$1.61	$(0.19)		$1.42	(18.0)	13.4
Diluted	$1.30	$0.29		$1.59	$1.61	$(0.19)		$1.42	(19.3)	12.0

Weighted Average Common Shares Outstanding:
Basic	158,643	158,643		158,643	156,054	156,054		156,054	1.7	1.7
Diluted	160,797	160,797		160,797	156,623	156,623		156,623	2.7	2.7

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	33.5%			34.7%	29.5%			29.6%

R&D	4.9%			4.9%	4.1%			4.1%

SG&A	13.2%			11.9%	10.1%			9.5%

Income From Operations	15.5%			17.9%	18.5%			16.0%

Income Before Income Taxes	14.8%			17.3%	18.0%			15.5%

Net Income	10.6%			12.9%	13.0%			11.4%

Income tax rate	28.7%			25.5%	28.1%			26.0%

(A) –  Includes an impairment charge of $2,429 and other charges of $13,404 related to the sale of the Salt Lake City manufacturing plant to ICU Medical,  $2,278 related to the closure of the Donegal manufacturing plant, and non-recurring transition costs of $5,330.

(B) –  Non-recurring transition costs.

(C) –  2004 Curtailment gain ($64,636) is tax effected at 37.5%, while first six months of 2004 non-recurring transition costs were tax effected at 24%.

(D) – Includes $9,500 tax impact of earnings repatriation related to The American Jobs Creations Act.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	September 30	December 31
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$477,509	$127,695
Marketable securities	—	72,438
Net trade receivables	316,915	326,356
Inventory	509,208	518,324
Prepaid expenses, deferred income taxes and other receivables	172,570	153,512
Total Current Assets	1,476,202	1,198,325

Net property and equipment	982,206	946,304
Intangible assets, net of amortization	15,408	1,057
Goodwill	89,197	80,973
Other assets	125,493	116,131
Total Assets	$2,688,506	$2,342,790

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$5,038	$—
Trade accounts payable	128,673	101,537
Salaries payable and other accruals	392,827	268,615
Due to Abbott, net	66,230	166,042
Total Current Liabilities	592,768	536,194
Due to Abbott, net	—	23,100
Long-term debt	693,658	698,841
Post-retirement obligations, deferred income taxes and other long-term liabilities	104,795	100,736
Commitments and Contingencies
Total Liabilities	1,391,221	1,358,871
Total Shareholders’ Equity	1,297,285	983,919
Total Liabilities and Shareholders’ Equity	$2,688,506	$2,342,790

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Nine Months Ended September 30
	2005	2004

Cash Flow From (Used in) Operating Activities:

Net income	$209,061	$252,076
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	116,647	99,867
Amortization of intangibles	1,349	3,215
Curtailment of post-retirement medical and dental benefits	—	(64,636)
Trade receivables	398	(37,079)
Inventories	(7,788)	694
Prepaid expenses and other assets	(13,527)	(7,300)
Trade accounts payable and other liabilities	77,375	85,357
Other, net	87,790	(46,315)
Net Cash From Operating Activities	471,305	285,879

Cash Flow (Used in) From Investing Activities:

Acquisitions of property and equipment	(189,525)	(168,721)
Proceeds from asset dispositions	31,818	—
Acquisitions	(23,590)	—
Purchase of intangibles and other investments	(7,200)	—
Sale of marketable securities	72,438	—
Net Cash (Used in) Investing Activities	(116,059)	(168,721)

Cash Flow From (Used in) Financing Activities:

Net transactions with Abbott Laboratories prior to spin-off	—	24,209
Pre-distribution dividend to Abbott	—	(700,000)
Payment to Abbott for international net assets	(106,521)	—
Issuance of long-term debt, net of fees paid	1,750	1,393,344
Repayment of long-term debt	(84)	(700,000)
Other borrowings, net	3,843	—
Proceeds from stock options exercised	97,612	486
Net Cash (Used in) From Financing Activities	(3,400)	18,039

Effect of exchange rate changes on cash and cash equivalents	(2,032)	251

Net change in cash and cash equivalents	349,814	135,448
Cash and cash equivalents at beginning of period	127,695	—
Cash and cash equivalents at end of period	$477,509	$135,448

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2005	2004	Percent Change vs. Prior Year*	2005	2004	Percent Change vs. Prior Year*
U.S. —

Specialty Injectable Pharmaceuticals	$205	$235	(12.6)	$631	$661	(4.6)
Medication Delivery Systems	206	187	10.3	599	566	5.8
Injectable Pharmaceutical Contract Manufacturing	44	46	(4.5)	146	130	12.6
Sales to Abbott Laboratories	26	24	4.1	80	95	(15.1)
Other	71	65	8.9	195	181	7.4

Total U.S.	552	557	(1.0)	1,651	1,633	1.1

International —

Sales to Third Parties	88	85	2.6	279	273	2.3
Sales to Abbott Laboratories	17	14	27.9	51	39	30.3

Total International Sales	105	99	6.0	330	312	5.8

Consolidated Net Sales	$657	$656	0.1	$1,981	$1,945	1.8

*  Percent change computed based on unrounded numbers.

Note: Consolidated Net Sales for third quarter and year-to-date 2005 include the favorable impact of 1.1% and 1.0%, respectively, related to the change in business model in late 2004, which resulted in sales-type lease accounting for certain new pump leases.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended September 30						Nine Months Ended September 30
	Net Sales			Income from Operations			Net Sales			Income from Operations
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change	2005	2004 (1)	% Change

U.S.	$551,329	$556,830	(1.0)	$98,905	$87,452	13.1	$1,651,099	$1,633,262	1.1	$289,731	$327,091	(11.4)

International	105,241	99,280	6.0	15,805	22,333	(29.2)	329,447	311,458	5.8	57,997	74,165	(21.8)
Total reportable segments	$656,570	$656,110	0.1	114,710	109,785	4.5	$1,980,546	$1,944,720	1.8	347,728	401,256	(13.3)
Corporate functions				(14,156)	(15,858)	(10.7)				(41,506)	(40,701)	2.0
Income from operations				100,554	93,927	7.1				306,222	360,555	(15.1)
Other, net				(3,507)	(5,730)	nm				(12,852)	(9,808)	nm
Income before income taxes				$97,047	$88,197	10.0				$293,370	$350,747	(16.4)

(1) 2004 U.S. Income from operations includes curtailment benefit of $64,636.